Exhibit 99.1

Q4 2012 Selected Operating and Financial Results

Unitymedia KabelBW delivers record RGU growth during 2012

Cologne, Germany - February 14, 2013. Unitymedia KabelBW GmbH (“Unitymedia KabelBW”), the leading cable operator in Germany and the German federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “Kabel BW” footprint), today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three months and year ended December 31, 2012. Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.lgi.com). In addition, Unitymedia KabelBW's December 31, 2012 audited consolidated financial statements are expected to be posted to both websites prior to the end of March 2013. The financial and operating information for the 2011 periods included herein is presented on a pro forma basis that gives effect to, among other items, the May 2012 combination of the Unitymedia and Kabel BW credit pools as if it had occurred on January 1, 2011. Financial and operating information in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 1 on page 10.

Operating and financial highlights for the three months and year ended December 31, 2012 (“Q4” and “FY”, respectively), as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	During FY 2012 added a record 767,500 total organic RGUs, of which 201,900 were added during Q4 2012, an 18% increase versus Q4 2011

•	Our compelling broadband bundles led to strong internet and telephony RGU growth

◦	Achieved record annual internet organic net additions of 415,600 during 2012 with a Q4 contribution of 108,700 RGUs, 7% higher growth versus Q4 2011

◦	Telephony followed our strong internet trend with 396,300 organic RGU additions during FY 2012, including 98,900 net additions in Q4 2012

•	Organic video losses of 5,700 RGUs were at the lowest level for Q4 in our history

•	Harmonized our mobile and premium TV packages throughout our Unitymedia and Kabel BW footprints in November

Financial Results:*

•	Revenue increased 11% to €1,802 million in FY 2012 and 12% to €474 million in Q4, with monthly ARPU per customer improving 8% to €19.44 during Q4

•	Adjusted EBITDA grew by 11% to €1,066 million in FY 2012 and 14% to €283 million in Q4, achieving margins of 59% and 60%, respectively

•	Net loss was €259 million in FY 2012

•	Cash capital expenditures (“Capital Expenditures”) ratio was 26% of revenue during FY 2012 and 24% of revenue during Q4

__________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8-11.

Unitymedia KabelBW Operating Statistics Summary

	As of and for the respective period ended December 31,
	2012	2011	Change

Footprint
Homes Passed(2)	12,567,900	12,445,300	*
Two-way Homes Passed(3)	12,162,400	12,034,500	1%

Subscribers (RGUs)(4)(13)
Analog Cable(5)	4,503,600	4,768,600	(6%)
Digital Cable(6)	2,185,900	1,983,800	10%
Total Video	6,689,500	6,752,400	*
Internet(7)	2,219,200	1,799,500	23%
Telephony(8)	2,232,000	1,831,700	22%
Total RGUs	11,140,700	10,383,600	7%

Q4 organic RGU net additions (losses)**
Analog Cable	(43,500)	(90,400)	52%
Digital Cable	37,800	59,100	(36%)
Total Video	(5,700)	(31,300)	82%
Internet	108,700	101,300	7%
Telephony	98,900	100,900	(2%)
Total RGU Net Additions	201,900	170,900	18%

Penetration
Digital Cable as % of Total Video Subs(9)	32.7%	29.4%	330bp
Internet as % of Two-way Homes Passed(10)	18.2%	15.0%	320bp
Telephony as % of Two-way Homes Passed(10)	18.4%	15.2%	320bp

Customer relationships(13)
Customer Relationships(11)	7,049,100	6,932,300	2%
RGUs per Customer Relationship	1.58	1.50	5%

Customer bundling
Single-Play	67.9%	73.3%	(540bp)
Double-Play	6.2%	3.6%	260bp
Triple-Play	25.9%	23.1%	280bp

ARPU**(12)
Q4 Monthly ARPU per Customer Relationship	€19.44	€17.94	8%
FY Monthly ARPU per Customer Relationship	€18.83	€17.29	9%

* Less than 1%
** 2011 amounts are presented on a pro forma basis. For additional information see footnote 1 on page 10.
For footnote disclosure, please refer to pages 10-11.

Subscriber Statistics and Commercial Development

At December 31, 2012, we served 7.0 million customers throughout our combined footprint in the German federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg, and provided a total of 11.1 million services, consisting of 6.7 million video, 2.2 million internet and 2.2 million telephony subscriptions. During FY 2012, we achieved total organic RGU net additions of 767,500, which represents record organic RGU growth and compares to organic RGU net additions of 737,000 during FY 2011 and 616,000 during FY 2010 on a pro forma basis. During Q4 2012 alone we added 201,900 total RGUs organically, representing an 18% increase versus Q4 2011. Our overall bundling penetration increased 5% to 1.58 RGUs per customer relationship, while expanding our monthly ARPU to €18.83 for FY 2012, up 9% compared to FY 2011 on a pro forma basis.

At December 31, 2012, 6.7 million households subscribed to our video services, a decline of 5,700 RGUs compared to September 30, 2012. This is the lowest level within a fourth quarter in our history, primarily as a result of lower than expected churn in our multiple dwelling unit video segment, but also reflecting a more stable trend in our single dwelling unit (”SDU”) segment, despite the SDU price increase that we implemented in September 2012. Since January 1, 2013, our basic digital video signal in our Unitymedia footprint is now unencrypted, consistent with the practice already followed in the Kabel BW footprint of not requiring a smartcard to receive basic digital video services.

FY 2012 was the best year in our history for internet net additions as we organically added 415,600 RGUs, a 6% increase compared to 2011. Key drivers for this strong performance were our speed leadership with up to 150 Mbps in our markets and the superior value proposition of our bundled 2play and 3play offerings. During Q4 2012 we grew our internet RGUs by 108,700 organically, representing a 7% increase as compared to Q4 2011 and our second best quarter ever. Due to the continued strong bundling ratio with our internet service, our organic telephony net additions increased by 396,300 RGUs in 2012, of which 98,900 RGUs joined our network during Q4 2012. In total, our internet and telephony RGU base grew 23% and 22% during FY 2012, respectively, to over 2.2 million each. Despite this strong RGU growth, our year-end internet and telephony penetration, in terms of total upgraded homes passed, remained relatively low at 18%, leaving substantial room for future growth.

Our customers have benefited from several product enhancements during 2012. We launched an HD option in February, bringing the free-to-air content of commercial broadcaster ProSiebenSAT1 group in high definition (“HD”) to our customers, complemented by the extension of our deal with RTL group in April. Furthermore, we extended our agreement with Sky Deutschland in April bringing even more HD channels into our video households. In total, our HD channel line-up has increased to up to 46 channels today. On the broadband front, we further increased our speed advantage during the year with 50 Mbps offered as the standard speed in our core bundles following our consumer rebranding in April and October. At the same time, we increased the standard price of our core broadband bundle by €3 per month for new subscribers and for existing subscribers who upgraded to the new bundle. In September we also implemented a price increase in certain segments of our SDU video base and now have a harmonized SDU pricing of €17.90 throughout our video base. Finally, in November we streamlined our premium and mobile offerings and now offer to new subscribers our popular “Highlights” and “All Stars” premium video packages as well as mobile subscriptions throughout our two footprints.

As of December 31, 2012, we passed 12.6 million homes in our three federal states and 97% of these homes were fully upgraded to the EuroDOCSIS 3.0 standard, which currently enables us to offer downstream broadband speeds of up to 150 Mbps. Since only 26% of our customer base subscribe to the full triple-play and just 6% have a bundle with two services, we see ample runway for continued growth and ARPU expansion per customer relationship. We believe we offer the German consumer a superior broadband experience versus a DSL or VDSL connection. Moreover, we plan to introduce our next-generation entertainment platform Horizon TV in the summer of 2013.

Financial Results

Unitymedia KabelBW Preliminary Unaudited Selected Financial Results for the Three Months and Year Ended December 31, 2012 and 2011 Based on EU-IFRS*

	Three months ended December 31,
	2012 Historical	2011 Pro forma	Change
	in millions

Revenue	€474.1	€424.5	12%

Adjusted EBITDA(14)	€282.7	€248.9	14%

Capital Expenditures(15)	€112.4	€134.2	(16%)

Key Financial Metrics
Adjusted EBITDA Margin(16)	59.6%	58.6%	100bp
Capital Expenditures as % of revenue	23.7%	31.6%	(790bp)

	Year ended December 31,
	2012 Historical	2011 Pro forma	Change
	in millions

Revenue	€1,801.6	€1,630.4	11%

Adjusted EBITDA(14)	€1,065.7	€964.2	11%

Capital Expenditures(15)	€464.9	€436.2	7%

Key Financial Metrics
Adjusted EBITDA Margin(16)	59.2%	59.1%	10bp
Capital Expenditures as % of revenue	25.8%	26.8%	(100bp)

Revenue for the three months and year ended December 31, 2012, increased by 12% to €474.1 million and 11% to €1,801.6 million, respectively, as compared to the prior year periods, largely driven by (1) strong advanced service RGU volume and (2) higher ARPU from digital cable services and broadband internet services. This increase in revenue was partially offset by (a) decreases in telephony call volumes for customers on usage-based calling plans and (b) lower ARPU due to higher proportions of customers receiving discounted analog cable services through bulk agreements.

_____________________________

*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

Adjusted EBITDA for the three months and year ended December 31, 2012 increased by 14% to €282.7 million and 11% to €1,065.7 million, respectively, as compared to the corresponding prior year periods. This strong growth resulted from the positive impact of the revenue drivers noted above that was partially offset by higher programming and customer care costs as a result of our record RGU volume growth as well as higher marketing costs due to our rebranding and “Go-for-Growth” campaigns during 2012. In Q4 2012, we achieved an Adjusted EBITDA margin expansion of 100 basis points to 59.6% as compared to Q4 2011, reflecting in part, the positive impact of certain non-recurring items. The Adjusted EBITDA margin for FY 2012 was 59.2% as compared to the margin of 58.5% for the first half of 2012, reflecting a margin expansion that was driven in part by higher synergies, lower integration costs and certain non-recurring items.

Capital Expenditures for the three months ended December 31, 2012 were €112.4 million or 23.7% of revenue, as compared to €134.2 million or 31.6% of revenue for the three months ended December 31, 2011. This decline is primarily due to certain vendor financing arrangements that we entered into during Q4 2012. Our capital expenditures in FY 2012 represented 25.8% of revenue, in line with our guidance for FY 2012 of 26% to 28%. For information regarding how our capital expenditures, as reported in our consolidated cash flow statements, reconcile to our property, equipment and intangible asset additions, see page 9.

Capital Resources

The following table details the euro equivalent of our consolidated third-party financial debt as of December 31, 2012:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions

2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€652.7
2009 UM Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€906.0		€892.5
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.3
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€741.1
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€348.0	(17)	€354.0	(17)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0		€650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	€757.8	(17)	€757.8	(17)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0		€500.0
New Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€337.5		€—
Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€—
_____________________________
For footnote disclosure, please refer to pages 10-11.

As of December 31, 2012, cash and cash equivalents were €20.2 million, assets acquired under capital-related vendor financing arrangements via third-party were €19.8 million and our finance lease obligations were €6.2 million, resulting in third-party net debt(18) (net carrying value of debt, including capitalized transaction costs and accrued interest, assets acquired under capital-related vendor financing arrangements via third-party, less cash and cash equivalents) of €5,182.7 million. During Q4 2012, we refinanced €524 million of our €1,430 million 2009 UM Euro Senior Secured Notes and our then existing $845 million 2009 UM Dollar Senior Secured Notes, with the proceeds from the December 2012 UM Dollar Senior Secured Notes and the December 2012 UM Euro Senior Secured Notes. In addition, in

January 2013, we issued €500 million Senior Secured Euro notes due January 21, 2023 with an interest coupon of 5.125%. These proceeds will be used to redeem €460 million of the 2009 UM Euro Senior Secured Notes and fund the related call premium.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the German federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and KabelBW. We provide analog and digital cable television services as well as internet and telephony services to our 7.0 million customers who reside in our upgraded footprint. As of December 31, 2012, Unitymedia KabelBW served approximately 6.7 million video subscribers, 2.2 million internet subscribers and 2.2 million telephony subscribers over a broadband communications network that passed approximately 12.6 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global´s market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 35 million services as of December 31, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Liberty Global´s operations also include Chellomedia, its content division, UPC Business, a commercial services division and Liberty Global Ventures, its investment fund. For more information, please visit www.lgi.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the timing and impact of our roll-out of our next-generation TV platform Horizon; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA and to control property, equipment and intangible asset additions as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The financial information contained herein is preliminary and subject to change. We presently expect to issue our December 31, 2012 audited consolidated financial statements prior to the end of March 2013, at which time they will be posted to the investor relations section of the Unitymedia KabelBW website (www.umkbw.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global's consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.8462.5151	Katrin Köster	+49 221.8462.5159
		Johannes Fuxjäger	+49 221.8462.5110
Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218

Unitymedia KabelBW Key Preliminary Unaudited Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended December 31,
	2012 Historical	2011 Pro forma
	in millions

Revenue	€474.1	€424.5

Adjusted EBITDA(14)	282.7	248.9

Depreciation and amortization	(167.9)	(161.2)
Impairment, restructuring and other operating items, net	(15.9)	(4.0)
Stock-based compensation	(0.2)	(0.3)
Related-party fees and allocations(19)	(11.0)	(9.1)
Earnings before interest and taxes ("EBIT")	87.7	74.3

Net financial and other expense	(306.1)	(151.7)
Income tax benefit	52.5	40.8
Net loss	€(165.9)	€(36.6)

Capital Expenditures (15)	€112.4	€134.2

Adjusted EBITDA Margin(16)	59.6%	58.6%
Capital Expenditures as % of revenue	23.7%	31.6%

	Year ended December 31,
	2012 Historical	2011 Pro forma
	in millions

Revenue	€1,801.6	€1,630.4

Adjusted EBITDA(14)	1,065.7	964.2

Depreciation and amortization	(638.9)	(618.2)
Impairment, restructuring and other operating items, net	(29.7)	(3.9)
Stock-based compensation	(1.1)	(0.5)
Related-party fees and allocations(19)	(53.7)	(35.8)
EBIT	342.3	305.8

Net financial and other expense	(681.9)	(556.9)
Income tax benefit	80.3	40.7
Net loss	€(259.3)	€(210.4)

Capital Expenditures (15)	€464.9	€436.2

Adjusted EBITDA Margin(16)	59.2%	59.1%
Capital Expenditures as % of revenue	25.8%	26.8%

Capital Expenditures

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2012 Historical	2011 Pro forma	2012 Historical	2011 Pro forma
	in millions		in millions

Customer premises equipment	€24.5	€23.9	€126.7	€78.7
Scalable infrastructure	19.2	25.7	60.2	59.8
Line extensions / new build	12.7	15.3	53.7	55.6
Upgrade / rebuild / network improvement	36.2	38.1	145.0	146.0
Support capital	14.4	22.9	38.6	39.2
Capitalized subscriber acquisition costs	18.7	16.9	73.0	62.5
Software and licenses	4.7	1.7	10.7	2.6
Property, equipment and intangible asset additions	130.4	144.5	507.9	444.4

Assets acquired under capital-related vendor financing arrangements (including related-party amounts)	(23.9)	—	(31.6)	—
Assets acquired under capital leases	(1.3)	(0.3)	(2.2)	(1.3)
Changes in liabilities related to capital expenditures (including related-party amounts)	7.2	(10.0)	(9.2)	(6.9)
Total capital expenditures	€112.4	€134.2	€464.9	€436.2

Property, equipment and intangible asset additions as % of revenue	27.5%	34.0%	28.2%	27.3%
Capital Expenditures as % of revenue	23.7%	31.6%	25.8%	26.8%

Footnotes

(1)
On December 15, 2011, an indirect subsidiary of Liberty Global acquired all of the outstanding shares of the then indirect parent company of KBW (the “LGI/KBW Transaction”). Previously, in March 2011, proceeds from senior and senior secured notes originally issued by a then parent and a then subsidiary of KBW were used to repay then existing debt (the "March 2011 KBW Refinancing”). In May 2012, Unitymedia KabelBW completed certain reorganization, debt exchange and debt redemption transactions, pursuant to which, among other items, UPC Germany Holdings GmbH (UPC Germany Holdings), a then indirect parent of KBW, became an indirect subsidiary of Unitymedia KabelBW (the “KBW Fold-In”). We have accounted for this common control transfer at carryover basis and the consolidated financial statements of Unitymedia KabelBW have been retrospectively revised to give effect to this transaction for all periods in which Unitymedia and UPC Germany Holdings were under the common control of Liberty Global (i.e., all periods beginning after the December 15, 2011 completion of the LGI/KBW Transaction). In connection with the KBW Fold-in, we issued a subordinated note payable in the principal amount of €1,230 million to our parent as consideration for all of the outstanding shares of UPC Germany Holdings that were transferred to our company. No interest on this subordinated note is reflected in our 2012 historical or 2011 pro forma results prior to the May 2012 issuance date. The unaudited pro forma consolidated operating results for the three months and year ended December 31, 2011 give effect to (i) the LGI/KBW Transaction and (ii) the March 2011 KBW Refinancing, as if they had been completed as of January 1, 2011. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such date. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

(2)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(3)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(4)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2012 RGU count excludes 132,400 postpaid subscriber identification module (“SIM”) cards in service. The December 31, 2012 RGU count of 11.1 million was impacted by an aggregate 20,100 non-organic RGU decrease, of which 17,800 are related to analog cable count adjustments for certain bulk agreements with professional operators.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber“). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in our KabelBW footprint. Effective January 1, 2013, our basic digital cable channels are also unencrypted in our Unitymedia footprint.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(7)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of December 31, 2012, our Internet Subscribers include approximately 6,500 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128Kbps wholesale internet service.

(8)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony subscribers exclude mobile telephony subscribers.

(9)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(10)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(11)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(12)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(13)
Our business-to-business (“B2B”) revenue primarily is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we began including the SOHO subscribers in our RGU and Customer Relationship counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(14)
Adjusted EBITDA is the primary measure used by our management to evaluate the company's performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 8.

(15)	Capital Expenditures consist of expenditures for property, plant and equipment and intangibles (except for customer relationships) as reported in our EU-IFRS cash flow statement.

(16)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(17)	Based on a USD/EUR exchange rate of 1.3197 as of December 31, 2012.

(18)
Net debt represents the carrying value of total third-party debt, vendor financing and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(19)	Represents charges from parent for general support and administration services rendered.